UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) September 27, 2024
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Teladoc Health, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-37477 (Commission File Number)	04-3705970 (I.R.S. Employer Identification Number)
2 Manhattanville Road Suite 203 Purchase, NY 10577
(Address of principal executive offices and zip code)
(203) 635-2002
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	TDOC	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2024, Michael Waters, Chief Operating Officer of Teladoc Health, Inc. (the “Company”), resigned with good reason under his executive employment agreement with the Company in connection with a change in the Company's executive reporting structure. Mr. Waters' resignation is effective on the close of business on December 31, 2024 (the “Separation Date”). The Company thanks Mr. Waters for his service.

In connection with Mr. Waters's resignation, the Company agreed to pay to Mr. Waters (i) nine months of continued base salary, (ii) up to nine months of premiums for continued medical, dental or vision coverage pursuant to COBRA, (iii) any earned but unpaid annual bonus in respect of 2024, and (iv) accelerated vesting of all time-based equity awards granted to Mr. Waters prior to the Separation Date, which are unvested as of the Separation Date and are scheduled to vest in the nine months following the Separation Date, and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent the performance conditions are satisfied during that nine-month period. All of the foregoing is in consideration of Mr. Waters’s agreement to (i) remain an employee of the Company through the Separation Date, (ii) execute and not revoke a separation and release agreement, which will include, inter alia, a release of claims in favor of the Company, and (iii) not materially breach 9-month post-termination non-compete and non-solicit obligations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2024

Teladoc Health, Inc.

By:	/s/ Adam C. Vandervoort
Name:	Adam C. Vandervoort
Title:	Chief Legal Officer and Secretary